Exhibit 99.(h).(6)

AMENDED AND RESTATED CLASS ACTION AND FAIR FUND SERVICES AGREEMENT

THIS AMENDED AND RESTATED CLASS ACTION AND FAIR FUND SERVICES AGREEMENT (“Agreement”), made the 9th day of December, 2019, by and between CROSSMARK GLOBAL INVESTMENTS, INC. (“CROSSMARK”), a Delaware corporation having its principal place of business in Houston, Texas, and STEWARD FUNDS, INC. (“SFI”), a Maryland corporation having its principal place of business in Houston, Texas. SFI adopts this Agreement on behalf of all current and future series of SFI (each a “Fund”).

W I T N E S S E T H

WHEREAS, SFI and the Funds are each engaged in business as management investment companies and are registered as such under the Investment Company Act of 1940 (“Act”); and

WHEREAS, SFI and the Funds invest in securities of companies that may be involved in possible violations of federal and/or state securities laws, abuses of management responsibilities, breaches of fiduciary duties and/or other corporate conduct affecting the companies’ securities that could give rise to claims for damages by a Fund through class action litigation (“Class Action”); and

WHEREAS, CROSSMARK has entered into an agreement with Robbins Geller Rudman & Dowd LLP (“RGRD”) under which RGRD will monitor the Funds’ securities portfolios to identify whether a Fund may have a potential claim for damages that may be pursued via a Class Action; and

WHEREAS, the Securities and Exchange Commission from time to time may order that amounts received as disgorgement and penalties and certain donations be deposited in a “Fair Fund” to be used for the benefit of investors harmed by violations that are the subject of agency proceedings, as described in 15 U.S.C. 7246 and rules thereunder; and

WHEREAS, CROSSMARK CONSULTING, LLC (“CONSULTING”), previously a party hereto, dissolved, and the Board, by this amendment and restatement, substitutes CROSSMARK for CONSULTING as a party hereto.

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.	Employment of CROSSMARK. SFI hereby employs CROSSMARK to perform the duties set forth in Paragraphs 2 and 3 below for the period and on the terms set forth in this Agreement. CROSSMARK hereby accepts such employment and agrees during such period to render the services set forth in this Agreement for the compensation herein provided. CROSSMARK shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent SFI or the Funds in any way or otherwise be deemed an agent of SFI or the Funds.

2.	Duties of CROSSMARK with respect to Class Actions. With respect to Class Actions, CROSSMARK undertakes to provide the following services and to assume the following obligations, subject to the supervision of the Funds’ Chief Compliance Officer and the overall direction of the Board and officers of SFI:

(a)	To review all Class Action materials received by CROSSMARK to determine whether they may involve a potential claim by a Fund and to determine whether a Fund shall participate in any such Class Action;

(b)	To monitor, and maintain logs regarding, the status of each potential and actual Class Action involving a potential or actual claim by a Fund, including the role, if any, of CROSSMARK or a Fund in such Class Action;

(c)	To assist RGRD in obtaining information or documentation needed to file a claim in a Class Action or to obtain a recovery from settlement of a Class Action.

(d)	To keep a log of confirmed amounts of recovery due to a Fund, as notified to CROSSMARK by RGRD, subject to RGRD’s service fee, and to assure that such recoveries are received and are reported to persons responsible for properly reflecting such recoveries in a Fund’s records;

(e)	To report to the Board, at its regular meetings and as may otherwise be requested by the Board, regarding the status of Class Actions affecting the Funds;

(f)	To maintain in accordance with applicable recordkeeping rules, and make available for inspection by Fund management or regulatory organizations: (1) copies of Class Action claim submissions and other filings; (2) copies of materials provided to the Board pursuant to paragraph 2(e) above; and (3) documentation relating to Class Action recoveries and the allocation of such recoveries.

3.	Duties of CROSSMARK with respect to Fair Funds. With respect to Fair Funds, CROSSMARK undertakes to provide the following services and to assume the following obligations, subject to the supervision of the Funds’ Chief Compliance Officer and the overall direction of the Board and officers of SFI:

(a)	To review all Fair Fund materials received by CROSSMARK to determine whether they may involve a potential claim by a Fund;

(b)	To identify and analyze potential claims by a Fund for amounts from a Fair Fund;

(c)	To monitor, and maintain logs regarding, the status of each potential and each filed claim by a Fund with respect to a Fair Fund;

(d)	To obtain, prepare and submit the documentation required to file a claim and to obtain recovery from a Fair Fund;

(e)	To monitor the status of Fair Fund claims and any amounts determined to be recoverable by a Fund from a Fair Fund and to assure that recoveries are received and reported to persons responsible for properly reflecting such recoveries in a Fund’s records;

(f)	To report to the Board, at its regular meetings and as may otherwise be requested by the Board, regarding the status of Fair Funds claims affecting the Funds;

(g)	To maintain in accordance with applicable recordkeeping rules, and make available for inspection by Fund management or regulatory organizations: (1) copies of Fair Funds claim submissions and other filings; (2) copies of materials provided to the Board pursuant to paragraph 3(f) above; and (3) documentation relating to Fair Fund recoveries and the allocation of such recoveries.

4.	Expenses assumed by CROSSMARK

CROSSMARK assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds’ custodial system), office space and facilities necessary to perform its obligations under this Agreement.

5.	Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by CROSSMARK hereunder, each Fund shall pay to CROSSMARK the following fees calculated on the amounts received by a Fund: 6% of amounts received by the Fund from a Fair Fund. Such fees to CROSSMARK shall be deducted from amounts received by a Fund at the time they are received by the Fund and shall be immediately paid to CROSSMARK.

6.	Liabilities of CROSSMARK. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of CROSSMARK, CROSSMARK shall not be liable to SFI, a Fund, or to any shareholder of a Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in connection with the services provided by CROSSMARK hereunder.

7.	Termination.

This Agreement may be terminated with respect to one or more Funds without the payment of any penalty (i) by SFI on 60 days’ notice to CROSSMARK and (ii) by CROSSMARK on 90 days’ written notice to SFI; provided that CROSSMARK shall be paid fees described herein with respect to any recoveries for which completed claims were filed by CROSSMARK prior to such notice of termination of this Agreement.

8.	Amendments. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the Board and in accordance with any applicable regulatory requirements.

9.	Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to CROSSMARK:

Crossmark Global Investments, Inc.

15375 Memorial Dr., Suite 200

Houston, Texas 77079

If to SFI:

Steward Funds, Inc.

15375 Memorial Dr., Suite 200

Houston, Texas 77079

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.

10.	Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

11.	Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

12.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

13.	Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of SFI, including each Fund, as a diversified open-end management company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

STEWARD FUNDS, INC.

By	/s/ Michael L. Kern, III
Name:	Michael L. Kern, III, CFA
Title:	President and Treasurer

CROSSMARK GLOBAL INVESTMENTS, INC.

By	/s/ Michael L. Kern, III
Name:	Michael L. Kern, III, CFA
Title:	President

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